Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. ANNOUNCES SELECTED PRELIMINARY FOURTH QUARTER AND 2006 RESULTS
Company Updates 2007 Outlook
SEATTLE, WA – January 9, 2007 – Cray Inc. (Nasdaq GM: CRAY) today announced selected preliminary results for the fourth quarter and full-year 2006.
In line with the company’s outlook for 2006, as provided in the November earnings release, the company expects total revenue for the year of about $220 million, with fourth quarter revenue of about $100 million. As indicated in the November earnings release, gross margins for the fourth quarter are anticipated to be lower than third quarter, as are combined research and development, sales, general and administrative expenses. Fourth quarter is anticipated to be solidly profitable.
Cash and cash equivalents as of December 31, 2006 improved significantly to approximately $140 million compared to $44.2 million reported as of September 30, 2006. The improvement in cash was driven primarily by the successful completion of a common stock offering in December that provided net proceeds of approximately $81.3 million and by positive fourth quarter operating cash flow.
Cray expects to announce fourth quarter and full-year 2006 results in late February or early March.
Outlook
For the year 2007 Cray targets total revenue of $230 million to $260 million. While there continues to be a wide range of potential outcomes, the company believes revenue for the first quarter will be in the range of 20 percent of anticipated annual revenue. Cray expects improved gross margins for 2007 and anticipates research and development, sales, general and administrative expenses to be modestly higher than in 2006. Within the target revenue range, the company anticipates 2007 operating income in the range of 3 to 7 percent of revenue, including about $3 million of anticipated non-cash stock compensation expense. Assuming target profitability for the year, the company anticipates a diluted share count of roughly 33 million shares at year-end – quarterly and annual share counts will vary with operational results and are subject to many variables. Quarterly and annual results for 2007 will be affected by the timing and success of the Cray XT4TM, Cray XMTTM and “BlackWidow” product rollouts – the Cray XT4 is currently available, while the Cray XMT and BlackWidow are expected to reach general availability in the second half of 2007. Also affecting 2007 results will be the level and timing of government funding and the timing of customer orders and acceptances. Due to the size of large contracts and the difficulty in predicting the timing of customer orders and acceptances, quarterly results are likely to fluctuate significantly and there remains a wide range of potential revenue and operating results for 2007.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include preliminary and anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure; the technical challenges of developing high performance computing systems, including potential delays in development projects; the timing and level of government funding for supercomputer system purchases and research and development activities; the successful passing of customer acceptance tests; reliance on third-party suppliers including their competitiveness with other suppliers and potential delays in availability of qualified parts from suppliers; the success porting of application programs to Cray computer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT4 and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.